UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

Lazard Group LLC

(Exact name of registrant as specified in its charter)

Delaware	333-126751	51-0278097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Rockefeller Plaza

New York, NY 10112

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 632-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Retention Agreements with Named Executive Officers

On March 29, 2019, Lazard Ltd and Lazard Group LLC (the “Company”) entered into amended and restated retention agreements with Kenneth M. Jacobs, Evan L. Russo, Ashish Bhutani, Scott D. Hoffman and Alexander F. Stern (the “NEOs”). The amended retention agreements replaced their prior retention agreements, which were scheduled to expire on March 31, 2019. The amended retention agreements have a term that expires on March 31, 2022 or, if later, the second anniversary of a change in control of Lazard Ltd. The material terms and conditions of the amended retention agreements are described below and are substantially the same as the terms and conditions of the prior retention agreements, except as set forth below.

Pursuant to the amended retention agreements, the NEOs will continue to serve in their current positions, except that Mr. Stern’s amended retention agreement provides that he is expected to become President of Lazard Ltd and the Company no later than June 3, 2019. Generally, each NEO’s service under his amended retention agreement may be terminated by either party upon three months’ notice.

The amended retention agreements provide for a minimum annual base salary of $900,000 for Mr. Jacobs and $750,000 for each of Messrs. Russo, Bhutani, Hoffman and Stern. In addition, each of the NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company, provided that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Such bonus will be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses.

The amended retention agreements also provide that each NEO is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to the Company’s most senior executives. In addition, Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of March 29, 2019.

The amended retention agreements provide for certain severance benefits in the event of a termination of employment by the Company other than for “cause” or by the NEO for “good reason” (a “Qualifying Termination”) prior to the expiration of the amended retention agreement. Except in the case of a Qualifying Termination that occurs on or following a change in control of Lazard Ltd, the severance benefits described below are conditioned upon the applicable NEO’s timely delivery of an irrevocable waiver and release of claims in favor of the Company and its affiliates. The terms “cause” and “good reason” are set forth in the amended retention agreements and are consistent with the prior retention agreements, except that pursuant to the amended retention agreements, the definition of cause was clarified to include a violation of Company policy that is materially and demonstrably injurious to the Company.

In the event of a Qualifying Termination, the NEOs generally would be entitled to receive in a lump sum: (i) any unpaid base salary accrued through the date of termination; (ii) any earned but unpaid bonuses for years completed prior to the date of termination; (iii) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards based on the grant date value of such equity awards in accordance with the Company’s normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (iv) a severance payment in an amount equal to two times (or, in Mr. Stern’s case, one times) the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (iii). The pro-rated portion of the average annual bonus described in clause (iii) of the immediately preceding sentence is also payable in the event of a termination due to death or disability. Upon a Qualifying Termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of the Company’s retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in the Company’s medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the two-year period following a Qualifying Termination, as described above). If, following termination of Mr. Jacobs’ employment and prior to a change in control of Lazard Ltd, such coverage becomes impracticable due to fundamental changes in law, Mr. Jacobs and the Company will cooperate to implement reasonable changes to such coverage, as mutually agreed in writing.

A resignation by an NEO for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of his equity and other deferred awards outstanding at the time of such resignation. In addition, Mr. Stern’s amended retention agreement now provides that in the case of a Qualifying Termination of his employment prior to March 31, 2022, in order to continue vesting in his equity awards, Mr. Stern must continue to comply with the restrictive covenants set forth in the amended retention agreement and his outstanding equity award agreements (including non-competition and nonsolicitation of employees and clients) through the applicable vesting date of such outstanding awards. Furthermore, solely in the case of Mr. Jacobs, in the event of a Qualifying Termination of Mr. Jacobs’ employment prior to March 31, 2022, he will be permitted to sell his restricted shares that are subject to ongoing vesting requirements, provided that the proceeds of the sale must be deposited in escrow and will remain subject to forfeiture until the restricted shares otherwise would have vested.

Mr. Stern’s amended retention agreement now contains a provision that allows him to become an advisor at any time prior to March 31, 2022 and serve in that role for the reminder of the term of his amended retention agreement, except that, in the event Mr. Stern receives equity awards that would vest after March 31, 2022, he would be permitted to elect to continue in his role as an advisor until November 4, 2022, which is Mr. Stern’s retirement eligibility date for purposes of the equity awards. As an advisor, Mr. Stern would be paid an annual cash fee to be agreed and his outstanding equity awards would continue to vest in accordance with their terms, subject to achievement of applicable performance goals and Mr. Stern’s continued service as an advisor. In addition, Mr. Stern would be required to comply with the restrictive covenants set forth in the amended retention agreement and his outstanding equity award agreements (including non-competition and nonsolicitation of employees and clients) through the applicable vesting date of such outstanding awards in order to vest. In the event Mr. Stern’s service as an advisor were terminated by the Company without “cause” or due to death or disability, his outstanding equity awards would continue to vest in accordance with their terms, subject to his continued compliance with such restrictive covenants through the applicable vesting date. In the event Mr. Stern’s service as an advisor were terminated by the Company for “cause” or if he resigned as an advisor for any reason, his outstanding equity awards would be forfeited.

While providing services to the Company (including during any period of notice of termination) and for six months thereafter (or for three months thereafter, in the event of such a termination by the Company without “cause” or by the NEO for “good reason”), the NEO is subject to restrictive covenants prohibiting competition with Lazard Ltd and the Company and solicitation of their clients. In addition, while providing services to the Company (including during any period of notice of termination) and for nine months thereafter, each NEO is also prohibited from soliciting employees of Lazard Ltd and the Company. Each NEO is also subject to a perpetual confidentiality covenant and a mutual perpetual nondisparagement covenant and must cooperate with the Company to maintain client relationships for 90 days following termination of the NEO’s services. Notwithstanding any other provision in any amended retention agreement, equity awards will not be subject to forfeiture as a result of the breach of any restrictive covenants following a change in control of Lazard Ltd.

Each amended retention agreement provides that the NEO is subject to the Company’s clawback policy, as in effect on the effective date of the amended retention agreement.

None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Internal Revenue Code. Instead, the amended retention agreements provide for a “best net” approach, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes.

The preceding summary of the amended retention agreements is qualified in its entirety by reference to the amended retention agreements attached as Exhibit 10.1, 10.2, 10.3, 10.4 and 10.5 as though such agreements were fully set forth herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Agreement relating to Retention and Noncompetition and Other Covenants, dated as of March 29, 2019, by and among the Registrant, Lazard Ltd and Kenneth M. Jacobs.

10.2	Amended and Restated Agreement relating to Retention and Noncompetition and Other Covenants, dated as of March 29, 2019, by and among the Registrant, Lazard Ltd and Evan L. Russo.

10.3	Amended and Restated Agreement relating to Retention and Noncompetition and Other Covenants, dated as of March 29, 2019, by and among the Registrant, Lazard Ltd and Ashish Bhutani.

10.4	Amended and Restated Agreement relating to Retention and Noncompetition and Other Covenants, dated as of March 29, 2019, by and among the Registrant, Lazard Ltd and Scott D. Hoffman.

10.5	Amended and Restated Agreement relating to Retention and Noncompetition and Other Covenants, dated as of March 29, 2019, by and among the Registrant, Lazard Ltd and Alexander F. Stern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD GROUP LLC (Registrant)

By:	/s/ Scott D. Hoffman
Name: Scott D. Hoffman
Title: General Counsel and Chief Administrative Officer

Dated: April 3, 2019